Exhibit 99.1

Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

BOSTON, MASSACHUSETTS – June 2, 2022 – American Tower Corporation (NYSE: AMT) today announced that, in connection with the funding of its acquisition of CoreSite Realty Corporation (“CoreSite”), which closed in December 2021, American Tower intends to offer 8,350,000 shares of its common stock in a registered public offering, subject to market and other conditions. American Tower intends to grant the underwriters the option to purchase up to an additional 835,000 shares of common stock to cover over-allotments, if any.

American Tower intends to use the net proceeds from this offering to repay existing indebtedness under its $3.0 billion 364-day U.S. Dollar-denominated unsecured term loan entered into in December 2021, including borrowings thereunder that were used to finance the CoreSite acquisition.

J.P. Morgan is acting as lead book-running manager for the offering. Citigroup, Mizuho Securities, Morgan Stanley and TD Securities are also acting as joint book-running managers with respect to the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by visiting the SEC’s website at www.sec.gov.

Alternatively, you may request the documents relating to the offering by contacting J.P. Morgan Securities LLC at 1-212-834-4533, Citigroup Global Markets Inc. at 1-800-831-9146, Mizuho Securities USA LLC at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-866-718-1649 and TD Securities (USA) LLC at 1-855-495-9846.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 221,000 communications sites and a highly interconnected footprint of U.S. data center facilities.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts, including statements regarding the intended offering, its potential terms and the use of any resulting proceeds.

Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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